Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2015 SECOND QUARTER
FINANCIAL RESULTS

WALLA WALLA, Wash., April 30, 2015 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2015 second quarter, ended March 31, 2015.

Second Quarter Overview
Net sales for the three months ended March 31, 2015 totaled $21.6 million, compared to $31.6 million recorded in the corresponding quarter last year. The Company reported a net loss for the quarter of $1.9 million, or $0.31 per diluted share, compared to a net loss of $0.7 million, or $0.11 per diluted share, in the same period a year ago.

The gross profit for the second quarter of fiscal 2015 was $5.7 million, compared to $10.3 million in the corresponding period last year. As a percentage of net sales, gross profit was 26.4% and 32.5% in the second quarter of fiscal 2015 and 2014, respectively. Operating expenses for the quarter ended March 31, 2015 were $8.6 million, or 39.8% of net sales, compared to $11.2 million, or 35.5% of sales, in the same quarter last year.

Six Month Year-to-Date Overview
Net sales for the six months ended March 31, 2015 were $41.7 million, compared with $54.3 million for the comparable period in fiscal 2014. The Company reported a net loss for the fiscal 2015 six-month period ended March 31, 2015 of $3.8 million, or $0.60 per diluted share, compared to a net loss of $3.3 million, or $0.53 per diluted share, for the corresponding six-month period in fiscal 2014.

For the six-month period ended March 31, 2015, gross profit was $11.2 million, compared to$16.4 million for the same six-month period of fiscal 2014, or 26.8% and 30.3% of net sales, respectively. Operating expenses for the six-month period ended March 31, 2015 were $17.3 million, or 41.5% of net sales, compared to $21.3 million, or 39.2% of net sales, for the corresponding period of fiscal 2014.

Jack Ehren, President and CEO, commented, “The net loss in the second quarter and year-to-date was larger than originally expected due to workforce reduction-related costs, and customer delays resulting in lower orders and net sales. In the second quarter of fiscal 2015, we incurred approximately $420,000 in costs associated with a workforce reduction, of which approximately 60% was recorded in operating expenses. The payback on these costs through future savings is expected to occur during the third quarter of fiscal 2015. In view of significant customer order and related shipment delays, and the net loss in the first half of the fiscal year, the Company no longer expects to be profitable in fiscal 2015.”

Ehren further commented, “Our lower than historical gross margin percentage for the second quarter and year-to-date resulted primarily from facility under-utilization related to lower net sales and production levels, and less favorable product mix. We continue to manage our overall cost structure and, as a result, our total operating expenses have continued to decline significantly in all functional areas, compared to the prior fiscal year.”

Orders and Backlog
Key's backlog at the end of the second quarter of fiscal 2015 was $32.2 million, compared to $30.8 million one year ago. New orders received during the second quarter were $25.1 million, compared to $25.5 million in the corresponding period last year. New orders for the six months ended March 31, 2015 were $55.6 million, compared to $59.6 million for the corresponding period in fiscal 2014.

Ehren stated, “While total orders for fiscal 2015 second quarter and year-to-date did not reach expectations, European orders in euros approached record quarterly levels with several strategic wins, most notably in the potato market. The exchange rate, however, negatively affected the U.S. dollar equivalent of overall European orders due to the strengthening of the U.S. dollar throughout the quarter. In addition, there have been several significant opportunities, primarily in North America, that have been delayed by customers until later in fiscal 2015, and potentially into fiscal 2016. Subject to any further negative effects of exchange rate fluctuations and customer order delays, we continue to believe that it remains reasonable for Key to achieve year-over-year double-digit bookings growth in fiscal 2015.”

Conclusion
Ehren concluded, “We remain confident in the foundation we are building, and in leveraging the investments we made in 2013 through 2015 to propel anticipated profitable growth and increased shareholder value in the future. We continue to receive supportive and encouraging feedback from our strategic partners who are field-testing our new developments, and we continue to expect to bring our new developments to the market in late fiscal 2015.”

Conference Call
The Company's conference call related to the fiscal 2015 second quarter can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, April 30, 2015.

To access the call and audio webcast:

Phone --	Q&A participation:
Toll-Free: 877-341-5668 International: 224-357-2205
Internet --	Audio webcast:
Key Technology Q2-FY2015 Conference Call
Replay --	Available through Thursday, May 14, 2015
Key Technology Q2-FY2015 Conference Call

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; and in Beusichem, the Netherlands;

Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; certain financial and restrictive covenants contained in our loan agreements that may adversely affect us; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Vice President and CFO
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Tel: +1 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014

Net sales	$21,581	$31,598	$41,672	$54,323
Cost of sales	15,876	21,334	30,490	37,889
Gross profit	5,705	10,264	11,182	16,434
Operating expenses:
Sales and marketing	4,124	4,650	8,197	9,424
Research and development	2,133	3,142	4,258	5,572
General and administrative	1,966	2,992	4,068	5,407
Amortization of intangibles	369	439	771	876
Total operating expenses	8,592	11,223	17,294	21,279
Loss on disposition of assets	—	(6)	3	—
Loss from operations	(2,887)	(965)	(6,109)	(4,845)
Other income (expense)	(62)	(93)	(72)	(158)
Loss before income taxes	(2,949)	(1,058)	(6,181)	(5,003)
Income tax benefit	(1,002)	(361)	(2,407)	(1,701)
Net loss	$(1,947)	$(697)	$(3,774)	$(3,302)
Net loss per share
- basic	$(0.31)	$(0.11)	$(0.60)	$(0.53)
- diluted	$(0.31)	$(0.11)	$(0.60)	$(0.53)

Shares used in per share calculations - basic	6,257	6,298	6,272	6,287
Shares used in per share calculations - diluted	6,257	6,298	6,272	6,287

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	March 31, 2015	September 30, 2014

Cash and cash equivalents	$8,281	$9,741
Trade accounts receivable, net	12,044	12,557
Inventories	30,611	26,673
Total current assets	58,712	59,993
Property, plant and equipment, net	15,725	16,652
Goodwill	9,967	11,222
Intangible assets, net	6,712	8,656
Total assets	95,392	98,345
Total current liabilities, including current portion of long-term debt	25,619	21,790
Long-term debt	4,255	4,733
Shareholders' equity	62,746	68,168

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